Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C and Class Y Shares' Prospectuses of Pioneer Research Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class B, Class C and Class Y Shares' Statement of Additional Information of Pioneer Research Fund; and to the incorporation by reference of our report, dated February 22, 2010, on the financial statements and financial highlights of Pioneer Research Fund in the Annual Report to the Shareowners for the year ended December 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 333-87233) of Pioneer Research Fund.


/s/ ERNST & YOUNG LLP
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Boston, Massachusetts
April 26, 2010